Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

October 5, 2020

by and among

RMG ACQUISITION CORP.,

RMG MERGER SUB, INC.,

and

ROMEO SYSTEMS, INC.

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

i

4.12 Contracts; No Defaults	31
4.13 Company Benefit Plans	34
4.14 Labor Matters	36
4.15 Taxes	37
4.16 Brokers’ Fees	39
4.17 Insurance	39
4.18 Real Property; Assets	40
4.19 Environmental Matters	41
4.20 Absence of Changes	42
4.21 Affiliate Agreements	42
4.22 Internal Controls	43
4.23 Permits	43
4.24 Customers and Suppliers	43
4.25 Proxy Statement/Prospectus	43
4.26 No Additional Representations and Warranties	44

Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB	44

5.01 Corporate Organization	44
5.02 Due Authorization	45
5.03 No Conflict	46
5.04 Litigation and Proceedings	46
5.05 Governmental Authorities; Consents	46
5.06 Financial Ability; Trust Account	46
5.07 Brokers’ Fees	47
5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	48
5.09 Business Activities; Absence of Changes	49
5.10 Form S-4 and Proxy Statement/Prospectus	50
5.11 No Outside Reliance	50
5.12 Tax Matters	51
5.13 Capitalization	53
5.14 NYSE Stock Market Quotation	54

Article VI COVENANTS OF THE COMPANY	54

6.01 Conduct of Business	54
6.02 Inspection	58
6.03 HSR Act and Regulatory Approvals	58
6.04 Termination of Certain Agreements	58
6.05 No Acquiror Stock Transactions	58
6.06 No Claim Against the Trust Account	59
6.07 Proxy Solicitation; Other Actions	59
6.08 Amendment to Company Certificate of Incorporation	60
6.09 Exercise of Rights under the IRA	60

Article VII COVENANTS OF ACQUIROR AND MERGER SUB	60

7.01 HSR Act and Regulatory Approvals	60
7.02 Indemnification and Insurance	61
7.03 Conduct of Acquiror During the Interim Period	62
7.04 Trust Account and Other Closing Payments	64
7.05 Director and Officer Appointments	64
7.06 Inspection	64
7.07 Stock Exchange Listing	64
7.08 Acquiror Public Filings	65
7.09 PIPE Investment	65
7.10 Incentive Equity Plan	65
7.11 Employee Matters	65
7.12 Amendments to Acquiror Organizational Documents	67
7.13 Section 16 Matters	67

Article VIII JOINT COVENANTS	67

8.01 Support of Transaction	67
8.02 Preparation of Form S-4 & Proxy Statement/Prospectus; Acquiror Meeting; Company Stockholders’ Written Consent	68
8.03 Company Exclusivity	70
8.04 Acquiror Exclusivity	71
8.05 Tax Matters	73
8.06 Confidentiality; Publicity	74
8.07 R&W Insurance Policy	74
8.08 Post-Closing Cooperation; Further Assurances	74

Article IX CONDITIONS TO OBLIGATIONS	74

9.01 Conditions to Obligations of All Parties	74
9.02 Conditions to Obligations of Acquiror and Merger Sub	75
9.03 Conditions to the Obligations of the Company	76

Article X TERMINATION/EFFECTIVENESS	77

10.01 Termination	77
10.02 Effect of Termination	78

Article XI MISCELLANEOUS	78

11.01 Waiver	78
11.02 Notices	79
11.03 Assignment	79
11.04 Rights of Third Parties	80
11.05 Expenses	80
11.06 Governing Law	80
11.07 Captions; Counterparts	80
11.08 Schedules and Exhibits	80
11.09 Entire Agreement	81
11.10 Amendments	81
11.11 Publicity	81
11.12 Severability	81
11.13 Jurisdiction; WAIVER OF TRIAL BY JURY	81
11.14 Enforcement	82
11.15 Non-Recourse	82
11.16 Nonsurvival of Representations, Warranties and Covenants	82
11.17 Acknowledgements	83

EXHIBITS

Exhibit A – Form of Registration Rights Agreement

Exhibit B – Form of Stockholders’ Agreement

Exhibit C – Form of Certificate of Merger

Exhibit D – Form of Support Agreement

Exhibit E-1 – Form of Second Amended and Restated Certificate of Incorporation of Acquiror

Exhibit E-2 – Form of Amended and Restated Bylaws of Acquiror

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of October 5, 2020, is entered into by and among RMG Acquisition Corp., a Delaware corporation (“Acquiror”), RMG Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Romeo Systems, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly-formed, wholly-owned, direct Subsidiary of Acquiror and was formed solely for purposes of the Merger;

WHEREAS, the parties hereto desire that, subject to the terms and conditions hereof, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company and a wholly-owned Subsidiary of Acquiror;

WHEREAS, in consideration of the Merger, the Company Stockholders shall receive Per Share Merger Consideration on the terms and subject to the conditions and limitations set forth herein;

WHEREAS, in connection with the Transactions, Acquiror, certain Company Stockholders and the other parties thereto are to enter into the Registration Rights Agreement at the Closing in the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions, Acquiror, certain Company Stockholders and the other parties thereto are to enter into the Stockholders’ Agreement at the Closing in the form attached hereto as Exhibit B (the “Stockholders’ Agreement”);

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, Acquiror, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Acquiror Common Stock at a purchase price of $10.00 per share in a private placement or placements to be consummated concurrently with the consummation of the transactions contemplated hereby;

WHEREAS, in furtherance of the Transactions, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”); and

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (i) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the U.S. Internal Revenue Code, as amended (the “Code”), and Treasury Regulations promulgated thereunder and (ii) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (clauses (i) and (ii), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.01          Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror A&R Bylaws” has the meaning specified in Section 7.12.

“Acquiror A&R Certificate of Incorporation” has the meaning specified in Section 7.12.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 5.02.

“Acquiror Common Stock” means Acquiror’s common stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Intervening Event” means any Effect that (a) is unknown (or, if known, the magnitude or probability of consequences of which are not reasonably foreseeable) by the Acquiror Board as of the date of this Agreement and (b) which Effect becomes known to or by the Acquiror Board prior to obtaining the Acquiror Stockholder Approval; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Intervening Event”: (i) any Effect relating to the Company that would not reasonably be expected to have a material and adverse effect on the business, assets, liabilities or operations of the Company and its Subsidiaries, taken as a whole; (ii) any Effect related to meeting, failing to meet or exceeding projections of the Company and its Subsidiaries; (iii) any actions taken pursuant to this Agreement; and (iv) any changes in the price of Acquiror Stock.

“Acquiror Meeting” means the annual general meeting or special meeting of the Acquiror Stockholders to be held for the purpose of approving the Proposals.

“Acquiror Organizational Documents” means Acquiror’s amended and restated certificate of incorporation and bylaws as in effect on the date of this Agreement.

“Acquiror Pre-Transaction Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share, as such class of common stock exists as of the date of this Agreement.

“Acquiror Pre-Transaction Sponsor Stock” means Acquiror’s Class B common stock, par value $0.0001 per share, as such class of common stock exists as of the date of this Agreement.

“Acquiror Representations” means the representations and warranties of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror and Merger Sub.

“Acquiror Stock” means Acquiror Pre-Transaction Common Stock and Acquiror Pre-Transaction Sponsor Stock.

“Acquiror Stockholder” means a holder of Acquiror Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

“Acquiror Unit” means the units issued by Acquiror, each consisting of one share of Acquiror Pre-Transaction Common Stock and one-third of one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Stock per warrant, issued pursuant to the terms of the Warrant Agreement.

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any person or group (other than Acquiror) relating to an Acquisition Transaction.

“Acquisition Transaction” means (a) any purchase of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or any of its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any sale of assets involving the Company or any of its Subsidiaries, in each case, comprising more than fifteen percent (15%) of (i) the equity securities or assets of the Company or (ii) the equity securities or assets of the Company and/or its Subsidiaries that account for more than fifteen percent (15%) of the annual revenues of the Company and its Subsidiaries on a consolidated basis or (b) any merger involving the Company or any of its Subsidiaries.

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case, that is by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person, through one or more intermediaries or otherwise.

“Affiliate Agreement” has the meaning specified in Section 4.21.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Schedule 4.06(f).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Approved Stock Exchange” means the Nasdaq, the NYSE or any other national securities exchange that may be agreed upon by the parties hereto.

“Audited Financial Statements” has the meaning specified in Section 4.07.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (a) all cash and cash equivalents of Acquiror and its Subsidiaries, including the cash available to be released from the Trust Account and the aggregate net proceeds of all PIPE Investments (if any), minus (b) the aggregate amount of all redemptions of Acquiror Stock by any Redeeming Stockholders.

“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.

“Business Combination Proposal” has the meaning set forth in Section 8.04(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate” has the meaning specified in Section 3.03(a).

“Certificate of Merger” has the meaning specified in Section 2.01.

“CGCL” means the California General Corporations Law.

“Change in Acquiror Board Recommendation” has the meaning specified in Section 8.04(b).

“Change in Company Board Recommendation” has the meaning specified in Section 8.03(c).

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Date Cash” has the meaning specified in Section 3.08(a).

“Closing Date Company Certificate” has the meaning specified in Section 3.08(a).

“Closing Date Indebtedness” has the meaning specified in Section 3.08(a).

“Code” has the meaning specified in the Recitals hereto.

“Commercial Contract” has the meaning specified in Section 4.15(l).

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 4.03(b).

“Company Cash” means the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries, less an amount of cash necessary to cover all outstanding checks and wire transfers determined on a consolidated basis in accordance with GAAP.

“Company Charter Amendment” has the meaning specified in Section 6.08.

“Company Common Stock” means, collectively, (i) the Company’s Class A Common Stock, par value $0.00001 per share (the “Company Class A Common Stock”), and (ii) the Company’s Class B Common Stock, par value $0.00001 per share.

“Company Convertible Note Conversion Shares” means the total number of shares of Company Common Stock that would be issuable to the Company Convertible Noteholders if all principal and accrued and unpaid interest on the Company Convertible Notes as of the Effective Time were converted into shares of the Company’s Class A Common Stock immediately prior to the Effective Time at a price per share equal to $0.4339 (as adjusted for stock splits, stock dividends and the like).

“Company Convertible Noteholders” means the holders of the Company Convertible Notes.

“Company Convertible Notes” means all notes issued and outstanding by the Company or any of its Subsidiaries that are convertible by their terms into shares of the Company’s capital stock.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Intervening Event” means any Effect (including a Superior Proposal) that (a) is unknown (or, if known, the magnitude or probability of consequences of which are not reasonably foreseeable) by the Company Board as of the date of this Agreement and (b) which Effect becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Intervening Event”: (i) any Effect related to meeting, failing to meet or exceeding projections of the Company and its Subsidiaries; (ii) any actions taken pursuant to this Agreement; and (iii) any changes in the price of Acquiror Stock.

“Company Option” means an option to purchase shares of Company Common Stock.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without limitation or duplication, (x) the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock outstanding as of immediately prior to the Effective Time (with each share of Company Preferred Stock being deemed to convert as of immediately prior to the Effective Time into shares of Company Class A Common Stock at a rate of 1.152 per share of the Company’s Series A-1 Preferred Stock, 1.029 per share of the Company’s Series A-2 Preferred Stock, 1.019 per share of the Company’s Series A-3 Preferred Stock, 1.012 per share of the Company’s Series A-4 Preferred Stock, 1.0 per share of the Company’s Series A-5 Preferred Stock, and 1.018 per share of the Company’s Series Seed Preferred Stock (subject to any adjustments in capitalization or issuances of additional shares of Company Stock between the date of this Agreement and the Effective Time)), and (y) the number of shares of Company Class A Common Stock subject to unexpired, issued and outstanding Company Options and Company Warrants (whether or not vested as of the Effective Time). For the avoidance of doubt, “Company Outstanding Shares” does not include the Company Convertible Note Conversion Shares.

“Company Preferred Stock” means, collectively, (i) the Company’s Series Seed Preferred Stock, par value $0.00001 per share, (ii) the Company’s Series A-1 Preferred Stock, par value $0.00001 per share, (iii) the Company’s Series A-2 Preferred Stock, par value $0.00001 per share, (iv) the Company’s Series A-3 Preferred Stock, par value $0.00001 per share, (v) the Company’s Series A-4 Preferred Stock, par value $0.00001 per share, and (vi) the Company’s Series A-5 Preferred Stock, par value $0.00001 per share.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means a holder of shares of Company Stock.

“Company Stockholder Approval” has the meaning specified in Section 4.03(a).

“Company Warrant” means a warrant to purchase shares of Company Class A Common Stock (which for the avoidance of doubt is not a Company Option).

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Continuation Period” has the meaning specified in Section 7.11(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“Covered Employee” has the meaning specified in Section 7.11(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Director Election Proposal” has the meaning specified in Section 8.02(c).

“Dissenting Shares” has the meaning specified in Section 3.09(a).

“Effect” means any change, effect, event, fact, development, occurrence or circumstance.

“Effective Date” means the effective date of the Form S-4.

“Effective Time” has the meaning specified in Section 2.01.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection or preservation of the environment (including endangered or threatened species and other natural resources) or occupational health or safety, including those related to the use, storage, emission, generation, handling, transportation, treatment, distribution, labeling, discharge, control, cleanup, disposal, Release or threatened Release of, or exposure to, Hazardous Materials.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Merger Consideration divided by (b) the sum of the Company Outstanding Shares and the Company Convertible Note Conversion Shares.

“Exchanged Option” has the meaning specified in Section 3.06.

“Exchanged Warrant” has the meaning specified in Section 3.06.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of the foregoing transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“Form S-4” means the registration statement on Form S-4 of Acquiror with respect to registration of the Acquiror Common Stock, Exchanged Options and Exchanged Warrants to be issued in connection with the Merger.

“Fraud” means, with respect to the Company or Acquiror, an actual and intentional fraud solely and exclusively with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of the Company or Acquiror shall only be deemed to exist if any of the individuals identified in Section 1.03 (as applicable) had actual knowledge that any of the representations or warranties made by the Company or Acquiror pursuant to, in the case of the Company, Article IV (as qualified by the Schedules) or the certificate delivered pursuant to Section 9.02(c), or in the case of Acquiror, Article V (as qualified by the Schedules) or the certificate delivered pursuant to Section 9.03(j), were actually breached when made, with the intention that the other party to this Agreement rely thereon to its detriment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), under applicable Law, including petroleum, petroleum by- products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- or polyfluoroalkyl substances, flammable or explosive substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) the principal component of all obligations to pay the deferred purchase price for property or services which have been delivered or performed, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities, (e) the principal and interest components of capitalized lease obligations under GAAP, (f) obligations under any Financial Derivative/Hedging Arrangement, (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (f) above, and (h) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice, (ii) any obligations from the Company to one of its wholly-owned Subsidiaries, (iii) outstanding principal and accrued but unpaid interest due on the Company Convertible Notes that will convert to Company Class A Common Stock pursuant to Section 3.02 and (iv) all amounts owed in respect of that certain promissory note dated June 1, 2020 and issued to Newtek Small Business Finance, LLC if, as of the Closing, (A) the Company has previously filed an application with such lender to seek forgiveness of such amounts as contemplated under the Paycheck Protection Program and the rules of the Small Business Administration and (B) such application has been approved or, if not then approved, has not been rejected or denied by such lender (unless the basis for such denial or rejection has been addressed in a subsequently filed amended application that is still pending).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all (a) patents and patent applications, (b) trademarks, service marks and trade names, (c) copyrights, (d) internet domain names and (e) trade secrets.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“JV” means BorgWarner Romeo Power LLC, a Delaware limited liability company.

“Latest Balance Sheet Date” has the meaning specified in Section 4.07.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, license or other lien of any kind.

“LTIP” has the meaning specified in Section 7.10.

“Material Adverse Effect” means, with respect to the Company, any change, effect, circumstance or condition that has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” under the foregoing clause (i): (a) any change in applicable Laws or GAAP; (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole; (e) the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (f) any pandemic, epidemic, disease outbreak or other public health emergency (including the Coronavirus Disease 2019 (“COVID-19”) or any similar or related disease caused by the SARS-CoV-2 virus or any mutation or evolution thereof), any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God; (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), except in the case of clauses (a), (b), (d), (f) and (g) to the extent that such change or effect has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Permits” has the meaning specified in Section 4.23.

“Merger” has the meaning specified in Section 2.01.

“Merger Consideration” means the number of shares of Acquiror Common Stock equal to the quotient of (i) (A) the Purchase Price, plus (B) Closing Date Cash, minus (C) the Closing Date Indebtedness, plus (D) the aggregate exercise price of all Company Options and all Company Warrants (excluding any Company Warrants that will terminate by their terms upon the Effective Time), divided by (ii) $10.00.

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Nasdaq” means the Nasdaq Stock Market.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning specified in the Recitals hereto.

“Open Source Software” means (i) any software that is generally available to the public under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL), the BSD License, the Mozilla Public License and the Apache License, or (ii) software that is made available under any other license that requires, as a condition of use, modification, conveyance and/or distribution of such software, that other software incorporated into or distributed or conveyed with such software be (a) disclosed or distributed in source code form, either mandatorily or upon request, (b) licensed for the purpose of making derivative works or (c) distributed at no charge.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.07(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.07(a).

“Owned Real Property” means all land, buildings, structures, improvements, fixtures or other interests in real property owned by the Company or any of its Subsidiaries.

“Owned Software” has the meaning specified in Section 4.11(f).

“Per Share Merger Consideration” means the number of shares of Acquiror Common Stock equal to the Exchange Ratio.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen or construction contractors and other similar Liens that arise in the ordinary course of business and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, only to the extent reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, defects or imperfections of title, encroachments, conditions, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors under the terms of the Real Estate Lease Documents with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the land of which the Leased Real Property is a part, (vi) with respect to any Leased Real Property, zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, such Leased Real Property, (vii) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (viii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (x) Liens of BorgWarner Inc., a Delaware corporation, and its Affiliates under the Joint Venture Operating Agreement, dated as of May 6, 2019 (the “JV Agreement”), by and between Romeo and BorgWarner Ithaca LLC, and the Intellectual Property Security Agreement, dated as of May 6, 2019, by and among Romeo, Romeo Systems Technology, LLC, a Delaware limited liability company, and BorgWarner Inc. and (xi) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PIPE Investment” means one or more equity investments in accordance with the consent requirements of Section 7.09.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the joint consent solicitation statement/proxy statement filed by Acquiror on Schedule 14A with respect to the Acquiror Meeting to approve the Proposals and to be sent to the stockholders of the Company as a consent solicitation statement with respect to the solicitation of the Requisite Company Approval.

“Proxy Statement/Prospectus” means the joint consent solicitation statement/proxy statement/prospectus included in the Form S-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement which shall constitute (i) a proxy statement of Acquiror to be used for the Acquiror Meeting to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Stock in conjunction with a stockholder vote on the Business Combination), (ii) a prospectus with respect to the Acquiror Common Stock, Exchanged Options and Exchanged Warrants to be issued in connection with the Merger, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law and the rules and regulations of the Approved Stock Exchange on which the Acquiror Common Stock is intended to be listed and (iii) a consent solicitation statement of the Company with respect to the solicitation of the Requisite Company Approval.

“Purchase Price” means $900,000,000.

“R&W Insurance Policy” has the meaning specified in Section 8.07.

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Redeeming Stockholder” means an Acquiror Stockholder who validly demands that Acquiror redeem its Acquiror Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Requisite Company Approval” means the affirmative vote of the holders of at least (i) a majority of the voting power of the shares of Company Stock voting together as a single class, (ii) a majority of the voting power of the shares of the Company Common Stock voting together as a single class and (iii) a majority of the voting power of the shares of the Company Preferred Stock, voting together as a single class, in each case outstanding as of the record date for determining the stockholders of the Company entitled to consent to the approval of the matters set forth in the Written Consent.

“Schedules” means the disclosure schedules to this Agreement delivered by the Company to Acquiror or by Acquiror to the Company, as applicable, concurrently with execution and delivery of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all computer programs, including any and all software or firmware implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form and all databases associated therewith.

“Sponsor” means RMG Sponsor, LLC, a Delaware limited liability company.

“Sponsor Agreement” means that certain letter agreement, dated as of February 7, 2019, by and among the Sponsor, Acquiror and the Insiders (as defined therein), as amended or modified from time to time.

“Sponsor Warrant” means an Acquiror Warrant held by (i) the Sponsor, (ii) funds or accounts managed by subsidiaries of BlackRock, Inc. or (iii) funds or accounts managed by Alta Fundamental Advisers LLC, in each case, as of immediately prior to the Effective Time.

“Stockholders’ Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. Notwithstanding the foregoing, for purposes of Article IV and Section 6.01 of this Agreement, the JV shall be considered a “Subsidiary” of the Company.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made after the date hereof (and not resulting from any material breach of this Agreement) that the Company Board or any committee thereof has determined is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction, in its good faith judgment after consultation with its outside legal counsel and financial advisor, (a) more favorable from a financial point of view to the Company Stockholders (solely in their capacity as such) than the transactions contemplated by this Agreement, including the Merger, and (b) reasonably capable of being completed on the terms proposed, in each case of clauses (a) and (b), after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including all legal, financial (including any financing terms of any such Acquisition Proposal), regulatory, timing or other aspects of such Acquisition Proposal and this Agreement and the transactions contemplated hereby (including any offer by Acquiror to amend the terms of this Agreement); provided, however, that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “75%”.

“Support Agreements” has the meaning specified in Section 2.06.

“Supporting Stockholders” has the meaning specified in Section 2.06.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any U.S. federal, national, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever imposed by a Governmental Authority whether disputed or not, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transactions” means the transactions contemplated by this Agreement to occur at the Closing, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 4.07.

“Warrant Agreement” means that certain Warrant Agreement, dated as of February 7, 2019, between Acquiror and the Trustee.

“Written Consent” has the meaning specified in Section 8.02(d).

1.02          Construction.

(a)               Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)              Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)              Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)              The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e)              Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)                All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)               Currency amounts referenced herein are in U.S. Dollars.

(h)               The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) days prior to the date hereof to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03          Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry of direct reports, of, in the case of the Company, Michael Patterson, AK Srouji, Lauren Webb, Lionel Selwood, Jr. or Criswell Choi, and, in the case of Acquiror, Philip Kassin, Robert Mancini or James Carpenter.

1.04          Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Acquiror Stock or Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein that is based upon the number of shares of Acquiror Stock or Company Stock will be appropriately adjusted to provide to the Company Stockholders and the Acquiror Stockholders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, Merger Sub or the Company to take any action with respect to their respective securities that is prohibited by, or requires consent pursuant to, the terms and conditions of this Agreement.

Article II
THE MERGER; CLOSING

2.01          Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a Certificate of Merger between Merger Sub and the Company in the form of Exhibit C (with any changes thereto agreed to by the Company and the Acquiror, the “Certificate of Merger”), such Merger to be consummated immediately upon the filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02          Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03          Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL.

2.04          Certificate of Incorporation and Bylaws. At the Effective Time, (a) the certificate of incorporation of the Surviving Company shall continue to be in the form of the certificate of incorporation of the Company as in effect as of immediately prior to the Effective Time, until thereafter amended in accordance with its terms and as provided by the DGCL, and (b) the bylaws of the Surviving Company shall be amended and restated in the form of the bylaws of Merger Sub as in effect as of immediately prior to the Effective Time, until thereafter amended as provided therein or by the DGCL.

2.05          Directors and Officers of the Surviving Company. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company and the directors of the Surviving Company will be those persons listed on Schedule 2.05, in each case, serving until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

2.06          Support Agreements. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 2.06 (the “Supporting Stockholders”) have entered into support agreements with Acquiror in the form attached hereto as Exhibit D (the “Support Agreements”), pursuant to which each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Stock beneficially owned by such Supporting Stockholder in favor of the Merger.

Article III
EFFECTS OF THE MERGER

3.01          Conversion of Shares of Company Stock.

(a)               At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder, each share of Company Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and which shares shall not constitute “Company Stock” hereunder, and (ii) Dissenting Shares), shall thereupon be converted into and become the right to receive (i) in the case of each share of Company Common Stock, the Per Share Merger Consideration, and (ii) in the case of each share of Company Preferred Stock, the product of (A) the Per Share Merger Consideration multiplied by (B) the number of shares of Company Class A Common Stock into which such share of Company Preferred Stock is convertible as of immediately prior to the Effective Time (which for the avoidance of doubt shall be 1.152 per share of the Company’s Series A-1 Preferred Stock, 1.029 per share of the Company’s Series A-2 Preferred Stock, 1.019 per share of the Company’s Series A-3 Preferred Stock, 1.012 per share of the Company’s Series A-4 Preferred Stock, 1.0 per share of the Company’s Series A-5 Preferred Stock, and 1.018 per share of the Company’s Series Seed Preferred Stock (subject to any adjustments in capitalization or issuances of additional shares of Company Stock between the date of this Agreement and the Effective Time)).

(b)               All of the shares of Company Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Company Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of Company Stock shall have been converted in the Merger.

(c)               At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.0001 per share, of Merger Sub shall no longer be outstanding and shall thereupon be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Company.

3.02          Company Convertible Notes.

(a)               At the Effective Time, by virtue of the Merger and without any action on the part of any Company Convertible Noteholder or any other person, each Company Convertible Note shall become due and payable and represent the right to receive, for each Company Convertible Note Conversion Share represented by such Company Convertible Note, the Per Share Merger Consideration.

(b)               All of the Company Convertible Notes shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Company Convertible Noteholder shall thereafter cease to have any rights with respect to the Company Convertible Notes, except the right to receive the Per Share Merger Consideration in respect of the Company Convertible Note Conversion Shares represented by the Company Convertible Notes held by such Company Convertible Noteholder.

3.03          Delivery of Per Share Merger Consideration.

(a)               Concurrently with the mailing of the Proxy Statement/Prospectus, the Company shall cause to be mailed to each holder of record of Company Stock and each Company Convertible Noteholder a letter of transmittal in customary form to be approved by Acquiror (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Stock shall pass, only upon delivery of the shares of Company Stock or the Company Convertible Notes, as applicable, to Acquiror (including all certificates representing shares of Company Stock (each, a “Certificate” and, collectively, the “Certificates”), to the extent such shares of Company Stock are certificated), together with instructions thereto.

(b)               Upon the receipt of a Letter of Transmittal (accompanied with all Certificates representing shares of Company Stock of the holder of such shares of Company Stock, to the extent such shares of Company Stock are certificated, or Company Convertible Notes, as applicable) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the holder of such shares of Company Stock (or Company Convertible Note Conversion Shares, as applicable) shall be entitled to receive in exchange therefor the Per Share Merger Consideration into which such shares of Company Stock (or Company Convertible Note Conversion Shares, as applicable) have been converted pursuant to Section 3.01(a) or Section 3.02(a), as applicable. Until surrendered as contemplated by this Section 3.03(b), each share of Company Stock (or Company Convertible Note Conversion Shares, as applicable) shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that the holders of shares of Company Stock (or Company Convertible Note Conversion Shares, as applicable) were entitled to receive in respect of such shares pursuant to this Section 3.03(b).

3.04          Lost Certificate. In the event any Certificate or Company Convertible Note has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Company Convertible Note to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Certificate or Company Convertible Note, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate or Company Convertible Note the Per Share Merger Consideration deliverable in respect thereof, as determined in accordance with this Article III.

3.05          Withholding. Each of Acquiror, Merger Sub, the Company, the Sponsor, and each of their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Person is required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Tax Law; provided, however, that (a) at least five (5) Business Days before making any such deduction or withholding, such withholding party gives notice to the recipient of such payment of its intention to make such deduction or withholding (which notice shall include the basis of the proposed deduction or withholding), and (b) such withholding party shall use its commercially reasonable efforts to cooperate with the recipient of such payment to obtain reduction of or relief from such deduction or withholding to the extent permitted by applicable Law. To the extent that Acquiror, Merger Sub, the Company, the Sponsor or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person.

3.06          Treatment of Outstanding Company Options and Company Warrants. Each Company Option and Company Warrant that is outstanding immediately prior to the Effective Time (and by its terms will not terminate upon the Effective Time), whether vested or unvested, shall be converted into an option or warrant, as applicable, to purchase a number of shares of Acquiror Common Stock (each such option, an “Exchanged Option” and each such warrant, an “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option or Company Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option or Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of the Surviving Company stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option and Exchanged Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option or Company Warrant, as applicable, immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options and Company Warrants pursuant to this Section 3.06. Between the date of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to obtain written confirmation from each holder of Company Warrants that such holder will acknowledge and accept the treatment of the Company Warrants contemplated by this Section 3.06, and the Company Warrants of any such holder that does not so acknowledge and consent will be allowed to expire upon the Effective Time in accordance with the terms of the Company Warrants.

3.07          Payment of Expenses.

(a)               At least two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of all fees and expenses incurred by the Company in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the (i) fees and disbursements of outside counsel to the Company and Company management incurred in connection with the Transactions and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause the Surviving Company to pay by wire transfer of immediately available funds the Outstanding Company Expenses.

(b)               At least two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees and disbursements of Acquiror and Merger Sub, including for outside counsel and fees and expenses of Acquiror for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers, in each case, in connection with the Transactions and any PIPE Investment (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Acquiror Expenses.

3.08          Company Closing Statement.

(a)               No more than ten (10), nor less than five (5), Business Days prior to the Closing, the Company shall deliver to Acquiror (i) a certificate (the “Closing Date Company Certificate”), duly executed and certified by an executive officer of the Company, which sets forth the Company’s good faith calculations (including supporting detail thereof) of (A) the Indebtedness of the Company as of 11:59 pm Pacific Time on the day immediately prior to the Closing Date (the “Closing Date Indebtedness”), (B) the Company Cash as of 11:59 pm Pacific Time on the day immediately prior to the Closing Date (the “Closing Date Cash”) and (C) the resulting calculation of the Merger Consideration, each as determined in accordance with the definitions set forth in this Agreement, and (ii) an updated Allocation Schedule reflecting the portion of such Merger Consideration allocable to each Person listed thereon. The Closing Date Company Certificate shall be prepared in accordance with GAAP and using the accounting methods, practices and procedures used to prepare the Financial Statements.

(b)               Acquiror and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the Closing Date Company Certificate, and the Company and its Representatives shall reasonably assist Acquiror and its Representatives in their review of the Closing Date Company Certificate. The Company shall consider in good faith any comments or objections to any amounts set forth on the Closing Date Company Certificate notified to it by Acquiror prior to the Closing and if, prior to the Closing, the Company and Acquiror agree to make any modification to the Closing Date Company Certificate, then the Closing Date Company Certificate as so modified shall be deemed to be the Closing Date Company Certificate for purposes of calculating the Merger Consideration.

3.09          Appraisal Rights.

(a)               Notwithstanding anything to the contrary contained in this Agreement, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and is entitled to demand and properly demands an appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL or Chapter 13 of the CGCL by reason of Section 2115 of the CGCL (any such shares being referred to as “Dissenting Shares”), shall not be converted into or represent the right to receive Per Share Merger Consideration in accordance with Section 3.01, and the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL or Chapter 13 of the CGCL to a holder of Dissenting Shares, as applicable. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b)               If any Dissenting Shares shall lose their status as such (through failure to perfect, waiver by the holder, withdrawal or otherwise, or if a court of competent jurisdiction determines that the holder is not entitled to the relief provided by Section 262 of the DGCL or Chapter 13 of the CGCL), then, as of the later of the Effective Time or the date of loss of such status, such shares shall be treated as if they had automatically been converted into, and have become exchangeable for, the right to receive the Per Share Merger Consideration in accordance with Section 3.01, without interest thereon, upon surrender of each Certificate representing such shares.

(c)               The Company shall give Acquiror prompt notice of (i) any written demand for appraisal pursuant to the DGCL or the CGCL received by the Company prior to the Effective Time, or any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL that relates to such demand, and (ii) any withdrawal of any such demand. Acquiror shall have a reasonable opportunity to participate in negotiations and Actions with respect to any such demand for appraisal. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

3.10          Acquiror Closing Statement. No more than five (5), nor less than three (3), Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate, duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof), determined in accordance with the definitions set forth in this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01          Corporate Organization of the Company.

(a)               The Company has been duly incorporated and is validly existing as a corporation under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b)               The Company is licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.02          Subsidiaries.

(a)               The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each such Subsidiary. Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)               Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor any of its Subsidiaries owns any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03          Due Authorization; Board Approval; Vote Required.

(a)               The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05) to perform its obligations hereunder and thereunder and, subject to the adoption of this Agreement by the affirmative vote of the holders of the Requisite Company Approval (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and, with the exception of the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)               The Company Board, at a meeting duly called and held on or prior to the date of this Agreement, duly adopted resolutions by which the Company Board: (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and the stockholders of the Company; (iii) authorized and approved the execution, delivery and performance of this Agreement and the Merger on the terms and subject to the conditions set forth herein; (iv) resolved to recommend that the Company Stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”); and (v) directed that this Agreement be submitted to the Company Stockholders for their adoption at a duly held meeting of such stockholders for such purpose. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.04          No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, (c) except as set forth on Schedule 4.04(c), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions.

4.05          Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, (c) the filing of the Certificate of Merger and (d) as otherwise disclosed on Schedule 4.05.

4.06          Capitalization.

(a)               As of the date hereof, the authorized capital stock of the Company consists of (i) 800,000,000 shares of Class A Common Stock, par value $0.00001 per share, of which 122,353,887 are issued and outstanding as of the date hereof, (ii) 108,297,023 shares of Class B Common Stock, par value $0.00001 per share, of which 106,422,022 are issued and outstanding as of the date hereof, (iii) 46,729,574 shares of Series Seed Preferred Stock, par value $0.00001 per share, of which 44,900,793 are issued and outstanding as of the date hereof, (iv) 137,741,046 shares of Series A-1 Preferred Stock, par value $0.00001 per share, of which 137,741,046 are issued and outstanding as of the date hereof, (v) 56,016,884 shares of Series A-2 Preferred Stock, par value $0.00001 per share, of which 54,918,474 are issued and outstanding as of the date hereof, (vi) 29,161,738 shares of Series A-3 Preferred Stock, par value $0.00001 per share, of which 29,161,738 are issued and outstanding as of the date hereof, (vii) 93,465,679 shares of Series A-4 Preferred Stock, par value $0.00001 per share, of which 93,465,679 are issued and outstanding as of the date hereof, and (viii) 32,000,000 shares of Series A-5 Preferred Stock, par value $0.00001 per share, of which 32,000,000 are issued and outstanding as of the date hereof. Set forth on Schedule 4.06(a) is a true, correct and complete list of each holder of shares of Company Stock or other equity interests of the Company (other than Company Options) and the number of shares or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 4.06(a), as of the date hereof, there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)               With respect to each Company Option and Company Warrant, Schedule 4.06(b) sets forth, as of the date hereof, the name of the holder of such Company Option or Company Warrant, the number of vested and unvested shares of Company Stock covered by such Company Option or Company Warrant, the date of grant, the cash exercise price per share of such Company Option or Company Warrant and the applicable expiration date.

(c)               Except as set forth on Schedule 4.06(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Stock or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. As of the date hereof, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(d)               The outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of any of the Company’s Subsidiaries. Except as set forth on Schedule 4.06(d), there are no outstanding bonds, debentures, notes or other Indebtedness of any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(d), none of the Company’s Subsidiaries is party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of any of the Company’s Subsidiaries.

(e)               The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries, free and clear of all Liens, other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries.

(f)                Schedule 4.06(f) (the “Allocation Schedule”) sets forth, as of the date hereof, a true and complete list of (i) all Company Stockholders and Company Convertible Noteholders, (ii) the number of shares of Company Common Stock held by each such Person (on an as-converted basis with respect to the Company Preferred Stock and the Company Convertible Notes) and (iii) the portion of the total Merger Consideration allocable to each such Person based on the estimated Merger Consideration set forth therein.

4.07          Financial Statements. Attached as Schedule 4.07 are (i) the audited consolidated balance sheets of the Company and its Subsidiaries (other than the JV) as of December 31, 2017, as of December 31, 2018 and as of December 31, 2019 (the “Latest Balance Sheet Date”) and the audited consolidated statements of operations, statements of changes in stockholders’ equity (deficit) and statements of cash flows of the Company and its Subsidiaries (other than the JV) for the years ended December 31, 2018 and December 31, 2019, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries (other than the JV) as of June 30, 2020 and the unaudited consolidated or combined statement of operations, statement of changes in stockholders’ equity (deficit) and statement of cash flows of the Company and its Subsidiaries (other than the JV) for the six (6)-month period ended June 30, 2020 (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries (other than the JV) as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied and in accordance with past practice and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries (other than the JV). The Audited Financial Statements (excluding the Audited Financial Statements for the year ended December 31, 2017) have been audited in accordance with the Public Company Accounting Oversight Board’s standards applicable to SEC registrants.

4.08          Undisclosed Liabilities. There is no liability, debt or obligation of or against the Company or any of its Subsidiaries (including Indebtedness) of a type required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of the Company and its Subsidiaries, including the notes thereto, under GAAP, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (other than any such liabilities not so reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Company and its Subsidiaries), (b) that have arisen since the Latest Balance Sheet Date in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Schedules, or (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder.

4.09          Litigation and Proceedings. Except as set forth on Schedule 4.09, there are no, and since January 1, 2017 there have been no, pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries, or otherwise affecting the Company or any of its Subsidiaries or any of their respective assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries or any property, asset or business of the Company or any of its Subsidiaries is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.

4.10          Compliance with Laws.

(a)               Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.19), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.13 and Section 4.15), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws. Neither of the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or any of its Subsidiaries at any time since January 1, 2017, which violation would be material to the Company and its Subsidiaries, taken as a whole.

(b)               Since January 1, 2017, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

4.11          Intellectual Property.

(a)               Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including record (and, if different, beneficial) owner, jurisdiction (except for domain name registrations) and serial/application numbers, of all patents, registered copyrights, registered trademarks, domain name registrations and all pending applications for any of the foregoing, in each case, that are owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property”). Except (i) as set forth on Schedule 4.11(a) or (ii) as provided in any Contract set forth on Schedule 4.12(a), a Subsidiary of the Company is the sole and exclusive owner of all Registered Intellectual Property and any other Intellectual Property owned or purported to be owned by the Company, free and clear of all Liens, other than Permitted Liens.

(b)               Except (i) as set forth on Schedule 4.11(b) or (ii) as would not reasonably be expected to be material to the Company or any of its Subsidiaries as of the date hereof, no Actions are pending against the Company or any of its Subsidiaries by any Person claiming infringement, misappropriation, dilution or other violation by the Company or any of its Subsidiaries of any Intellectual Property. Except as set forth on Schedule 4.11(b), as of the date hereof and for the five (5) years preceding the date hereof, neither the Company nor any of its Subsidiaries has been a party to any pending Action or received any threat (including unsolicited offers to license patents) in writing claiming infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person or challenging the scope, ownership validity or enforceability of any Intellectual Property owned or purposed to be owned by the Company or its Subsidiaries. Except as set forth on Schedule 4.11(b), to the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries (including the manufacture, use or sale of any of their products) has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person. To the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries. To the knowledge of the Company, the Company and/or its Subsidiaries, as the case may be, either own(s), has a valid license to use or otherwise has the lawful right to use all of the Intellectual Property and Software used in the conduct of its business as currently conducted, except for such Intellectual Property and Software with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No founder, officer, executive, director, shareholder or employee of the Company or any of its Subsidiaries owns any Intellectual Property used in the conduct of the businesses of the Company and its Subsidiaries. Except (i) as set forth on Schedule 4.11(a) or (ii) as provided in any Contract set forth on Schedule 4.12(a), all Intellectual Property owned by the Company or any of its Subsidiaries is fully transferable, alienable and licensable without restriction and without payment of any kind to any other Person and without approval of any other Person. No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property owned by the Company or any of its Subsidiaries.

(c)               The Company and its Subsidiaries have undertaken commercially reasonable efforts to protect the confidentiality of any material trade secrets or material proprietary information acquired or developed by them in the course of conducting their businesses or which are the subject of confidentiality obligations owed to other Person. To the knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries has misappropriated or improperly disclosed the trade secrets or confidential information of any other Person in the course of the employment with the Company or any of its Subsidiaries. Each current and former employee, officer, consultant and contractor who is or has been involved in the development (alone or with others) of any Intellectual Property at the direction or on behalf of the Company or any of its Subsidiaries has executed and delivered to the Company or one of its Subsidiaries an agreement that assigns to Company or one of its Subsidiaries, without an obligation of payment (other than salaries or other payments payable to employees, consultants and independent contractors that are not contingent on or related to use of their work product), all right, title and interest in and to any such Intellectual Property (other than consultants or contractors that have executed and delivered to Company or one of its Subsidiaries an agreement granting the Company or any of its Subsidiaries a perpetual, royalty-free license to such Intellectual Property).

(d)               Except as set forth in Schedule 4.11(d), to the knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the information technology systems currently used by the Company and/or any of its Subsidiaries in the conduct of their business as it is currently conducted (the “IT Systems”) or instances of disclosure, acquisition, destruction, damage, loss, corruption, alteration, use or misuse of any data, including personal information or trade secrets stored on the IT Systems that, pursuant to any Law, would require the Company or any of its Subsidiaries to notify individuals of such breach or intrusion or that was or would reasonably be expected to be material to the Company or any of its Subsidiaries. The Company and its Subsidiaries have in place disaster recovery plans and procedures for the IT Systems that the Company reasonably considers to be adequate.

(e)               The Company and its Subsidiaries have policies and procedures in place regarding the collection, use, disclosure, storage and dissemination of personal information in connection with their businesses to comply with, (i) any of their published privacy policies or (ii) any applicable Laws concerning the privacy and/or security of personally identifiable information or any applicable mandatory standards to which the Company is required to comply in the industries in which the Company and/or its Subsidiaries operate that concern privacy, data protection, confidentiality or information security, other than any violation that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f)                Schedule 4.11(a) sets forth, as of the date hereof, each material proprietary Software program owned by the Company or any of its Subsidiaries (the “Owned Software”). The Company and its Subsidiaries are in compliance, in all material respects, with the applicable terms of the licenses that govern the use, modification and distribution of any Open Source Software incorporated in or linked by the Owned Software and neither the Company nor any of its Subsidiaries is required to disclose or distribute any proprietary source code of or license or make available at no charge any Owned Software to any Person as a result of the Company’s or any of its Subsidiaries’ use of Open Source Software.

4.12          Contracts; No Defaults.

(a)               Schedule 4.12(a) contains a listing of all Contracts described in clauses (i) through (xi) below to which, as of the date hereof, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets or properties are bound. True, correct and complete copies of the Contracts listed or required to be listed on Schedule 4.12(a) have been provided to or made available to Acquiror or its Representatives.

(i)                any Contract with an employee or independent contractor of the Company or any of its Subsidiaries who resides primarily in the United States which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any material payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any material payment or benefits, from the Company or any of its Subsidiaries;

(ii)               each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business and agreements granting Company Options) with any employee or other individual independent contractor of the Company or any of its Subsidiaries who receives annual base cash salary of $200,000 or more;

(iii)              each collective bargaining agreement;

(iv)              any Contract pursuant to which the Company or any of its Subsidiaries licenses material Intellectual Property owned by the Company or any of its Subsidiaries to any Person or licenses Intellectual Property from any Person that is material to the business of the Company and its Subsidiaries, taken as a whole, in each case, other than (A) click-wrap, shrink-wrap or similar licenses and (B) any other licenses for Software that is commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $25,000 per year;

(v)               any Contract that restricts in any material respect, or contains any material limitations on, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic territory;

(vi)             any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case in this clause (C), in an amount in excess of $1,000,000 of committed credit;

(vii)            each Contract entered into in connection with a completed material acquisition or disposition by the Company or any of its Subsidiaries since January 1, 2017 of any Person or any business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person, division or business or by any other manner);

(viii)            any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $750,000 or, together with all related Contracts, in excess of $1,500,000, in each case, other than (A) sales or purchases in the ordinary course of business consistent with past practice and (B) sales of obsolete equipment;

(ix)              any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12(a) and expected to result in revenue or require expenditures in excess of $1,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2019 in excess of $1,000,000;

(x)               other than any offer letter or employment agreement set forth on Schedule 4.13(a), any Contract between the Company or any of its Subsidiaries, on the one hand, and any of Company Stockholders, on the other hand, that will not be terminated at or prior to the Closing; and

(xi)              any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries, taken as a whole.

(b)               Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default under (or would be in material breach of or material default under but for the existence of a cure period) any such Contract, (iii) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred that, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

4.13          Company Benefit Plans.

(a)               Schedule 4.13(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, policy, program, arrangement or agreement (other than standard employment agreements or offer letters that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, natural person independent contractor or other natural person service provider, in each case that is maintained, sponsored or contributed to by the Company or its ERISA Affiliates or under which the Company or its ERISA Affiliates has or would reasonably be expected to have any material obligation or liability, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(b)               With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Department of Labor (or, with respect to non-U.S. Company Benefit Plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all non-routine filings made with any Governmental Authorities since January 1, 2018 for which a material liability remains outstanding.

(c)               Except as would not, individually or in the aggregate, result in a material liability to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the balance sheet included in the Financial Statements as of the Latest Balance Sheet Date, except as would not result in a material liability to the Company.

(d)               Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification as to form, (ii) has been established under a pre-approved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such Company Benefit Plan. Each Company Benefit Plan maintained outside of the United States that is intended to be qualified or registered under applicable Law has been so qualified or registered and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of such qualification or registration.

(e)               Neither the Company nor any of its ERISA Affiliates sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA.

(f)                Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan.

(g)               Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Services or other Governmental Authorities are pending, or, to the knowledge of the Company, threatened in writing.

(h)               Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries.

(i)                 No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j)                 Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case, that is nonqualified deferred compensation subject to Section 409A of the Code has been operated and documented in material compliance with Section 409A of the Code.

(k)               No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

(l)                 The Company and its Subsidiaries have not elected to defer and do not have any present intention of deferring any employment or payroll taxes as permitted under Section 2302(a) of the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law (collectively, the “CARES Act”).

(m)             Each Company Benefit Plan for the benefit of employees or dependents thereof who reside and perform services or who are employed outside of the United States (a “Non-U.S. Plan”) (i) is in compliance in all material respects with its terms and the applicable provisions of laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Non-U.S. Plan, (ii) if it is intended to qualify for special Tax treatment, meets all material requirements for such treatment, and (iii) if it is intended to be funded and/or book-reserved, is materially funded or book reserved, as appropriate, based upon reasonable actuarial or accounting assumptions that comply with all applicable Laws.

4.14          Labor Matters.

(a)               (i) Neither the Company nor its Subsidiaries is a party to or bound by any collective bargaining agreement or any other labor-related Contract with any labor union, labor organization or works council and no such Contracts are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union, labor organization or works council has made a written pending demand for recognition or certification since January 1, 2018, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations Governmental Authority.

(b)               Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Act or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2018, has not experienced any actual or, to the knowledge of the Company, threatened material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(c)               Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)               To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e)               The Company has not had, nor to the knowledge of the Company are there any facts that would give rise to, any workforce changes resulting from disruptions due to the 2019 novel coronavirus, any economic effect thereof or COVID-19 Measures (as defined below), whether directly or indirectly, including any actual or expected terminations, layoffs, furlough or shutdowns (whether voluntary or by Law), or any changes to benefit or compensation programs, nor are any such changes currently contemplated. “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, or directive, by any Governmental Authority in connection with or in response to the 2019 novel coronavirus, including, but not limited to, the CARES Act or any similar applicable federal, state or local Law. Since January 1, 2020, the Company has not materially reduced the compensation or benefits of any of its employees or otherwise reduced the working schedule of any of its employees, in each case, for any reason relating to the 2019 novel coronavirus. Except as set forth on Schedule 4.14(e), the Company has not applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

(f)                As of the date hereof, to the knowledge of the Company, no current member of the executive management team of the Company or its Subsidiaries presently intends to terminate his or her employment prior to the six (6) month anniversary of the Closing Date.

4.15          Taxes.

(a)               All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Financial Statements accrue in accordance with GAAP all material liabilities for Taxes with respect to all periods through the date thereof.

(b)               All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the Latest Balance Sheet Date neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c)               Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)               Neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened.

(e)               Within the last six years, no written claim has been made, and to the knowledge of the Company, no oral claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return.

(f)                There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(g)               Neither the Company nor any of its Subsidiaries has requested or entered into a closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement or similar agreement with any taxing authority that could reasonably be expected to affect the Taxes of the Company or any of its Subsidiaries after the Closing Date. Neither the Company nor any of its Subsidiaries will be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or abatement arrangement (excluding, for the avoidance of doubt, any net operating loss) as a result of the Merger.

(h)               Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(i)                 Neither the Company nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)                 Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside of the ordinary course of business.

(k)               There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(l)                 Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company or any of its Subsidiaries or (ii) except pursuant to an agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes (each, a “Commercial Contract”), has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(m)             Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, or Tax indemnification agreements, other than pursuant to a Commercial Contract. Neither the Company nor its Subsidiaries has granted a power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(n)               The Company is not and has not been during the last five (5) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o)               Any entity classification elections made on Form 8832 (Entity Classification Election) with respect to the Company or its Subsidiaries are set forth on Schedule 4.15(o).

(p)               Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.16          Brokers’ Fees. Except as set forth on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.17          Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid; (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (iii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of the Company, no such action has been threatened; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18          Real Property; Assets.

(a)               Schedule 4.18(a) sets forth the address, owner and description of each parcel of Owned Real Property. The Company, or the applicable Subsidiary of the Company that owns the applicable parcel of Owned Real Property, has good and valid title to the Owned Real Property and owns the Owned Real Property free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.18(a), neither the Company nor any of its Subsidiaries owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)               Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or any of its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)               Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle the Surviving Company (or its Subsidiaries) to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)               No material default by (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default under any Real Estate Lease Document which default has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists that, with or without notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or any of its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which sublease or right is still in effect. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Real Property created by, through or under the Company or any of its Subsidiaries.

(e)               With respect to each Real Estate Lease Document:

(i)                 since January 1, 2017, to the knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document that has not (A) if and as required by the applicable landlord, been redeposited in full, or (B) been disclosed to Acquiror in writing; and

(ii)              except as set forth on Schedule 4.18(e)(ii), neither the Company nor any of its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f)                Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding as of the date hereof that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited by any Lien or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(g)               Except for Permitted Liens and licenses of Intellectual Property, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries. All owned or leased tangible personal assets of the Company and its Subsidiaries (other than the Owned Real Property and Leased Real Property) are in all material respects in good working order, repair and operating condition.

4.19          Environmental Matters.

(a)               Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)                 the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(ii)              there has been no Release or threatened Release of any Hazardous Materials (x) at, in, on or under or from any Real Property or any other property or location formerly owned, leased or operated by the Company or any of its Subsidiaries or (y) by or on behalf of the Company or any of its Subsidiaries at any other location, including any location where the Company or any of its Subsidiaries has transported Hazardous Materials or arranged for their disposal;

(iii)            neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(iv)             no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law; and

(v)               neither the Company nor any of its Subsidiaries has retained or assumed, by contract or operation of Law, any material liabilities or material obligations of any other Person arising under Environmental Law.

(b)               The Company has made available to Acquiror copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of or conducted by the Company or its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ compliance with, or liabilities arising under, Environmental Law.

4.20          Absence of Changes.

(a)               Since the Latest Balance Sheet Date, there has not been a Material Adverse Effect.

(b)               From the Latest Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their businesses and operated their properties in the ordinary course of business consistent with past practice, other than due to any actions taken due to a “shelter in place” or similar direction of any Governmental Authority as a result of COVID-19 and (ii) have not taken any action that would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.

4.21          Affiliate Agreements. Except as set forth on Schedule 4.21 and other than (i) any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries) or standard employment agreements or offer letters and (ii) any Contract or business arrangement solely among the Company and its Subsidiaries, none of the Affiliates, stockholders, officers or directors of the Company or any of its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

4.22          Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Schedule 4.22, to the knowledge of the Company, there are no deficiencies with such systems that would reasonably be expected to be material to Acquiror and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), taken as a whole, after the Closing; provided that, as of the date hereof, to the knowledge of the Company, any such material deficiencies set forth on Schedule 4.22 have been resolved or remedied.

4.23          Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or any of its Subsidiaries.

4.24          Customers and Suppliers. Schedule 4.24 sets forth a complete and accurate list of (a) the ten (10) largest customers (consolidating any customers that, to the knowledge of the Company, are members of the same Affiliated group or have a common parent entity) of the Company and its Subsidiaries, taken as a whole, based on the total dollar amount of expected sales under the Company’s contracts with each such customer, respectively, entered into in the past twelve (12) months and (b) the ten (10) largest suppliers of the Company and its Subsidiaries, taken as a whole, based on dollar amount of expenditures for the twelve (12)-month period ending on the date hereof.  Other than in the ordinary course of business, none of the customers or suppliers listed on Schedule 4.24 has terminated, or given written or, to the knowledge of the Company, oral notice that it intends to terminate, any of its business relationship with the Company or any of its Subsidiaries.

4.25          Proxy Statement/Prospectus. None of the information relating to the Company or any of its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders and the Company Stockholders, at the time of the Acquiror Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 4.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company for use therein.

4.26          No Additional Representations and Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub or their Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub or their Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.04 (Litigation and Proceedings), Section 5.06 (Financial Ability; Trust Account), Section 5.12 (Tax Matters) or Section 5.13 (Capitalization)), Acquiror and Merger Sub represent and warrant to the Company as follows:

5.01          Corporate Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of Acquiror and Merger Sub, respectively, previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of Acquiror and Merger Sub is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror.

5.02          Due Authorization.

(a)               Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the respective boards of directors of Acquiror and Merger Sub and, except for the Acquiror Stockholder Approval, no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such ancillary agreements or Acquiror’s performance hereunder or thereunder (other than the adoption of this Agreement by Acquiror in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement). This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)               The affirmative vote of (i) holders of a majority of the outstanding shares of Acquiror Pre-Transaction Common Stock entitled to vote at the Acquiror Meeting, shall be required to approve each of the Transaction Proposal, the Issuance Proposal and the Director Election Proposal, and (ii) holders of (1) at least 65% of the outstanding Acquiror Pre-Transaction Common Stock entitled to vote at the Acquiror Meeting and (2) a majority of the outstanding shares of Acquiror Pre-Transaction Sponsor Stock entitled to vote at the Acquiror Meeting, shall be required to approve the Amendment Proposal, in each case, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).

(c)               At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) subject to Section 8.04, resolved to recommend to the Acquiror Stockholders approval of the transactions contemplated by this Agreement (such recommendation, the “Acquiror Board Recommendation”).

5.03          No Conflict. The execution, delivery and performance of this Agreement by Acquiror and Merger Sub and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including Merger Sub), (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any of its Subsidiaries (including Merger Sub), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement.

5.04          Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Actions against Acquiror or Merger Sub, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such) or otherwise affecting Acquiror or Merger Sub or their respective assets, including any condemnation or similar proceedings, that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement. There is no unsatisfied judgment or open injunction binding upon Acquiror or Merger Sub that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement.

5.05          Governmental Authorities; Consents. Subject to receipt of the Acquiror Stockholder Approval, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act, Securities Laws and the Approved Stock Exchange on which the Acquiror Common Stock is intended to be listed as of the Effective Time.

5.06          Financial Ability; Trust Account.

(a)               As of June 30, 2020, there was at least $234,150,964.57 invested in a trust account at Deutsche Bank Trust Company Americas (the “Trust Account”), maintained by American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated February 7, 2019, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Acquiror Organizational Documents and Acquiror’s final prospectus dated February 11, 2019. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default or breach under or materially delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since February 7, 2019 through the date hereof, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than a shareholder of Acquiror holding Acquiror Pre-Transaction Common Stock originally sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Pre-Transaction Common Stock pursuant to the Acquiror Organizational Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account.

(b)               As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

(c)               As of the date hereof, neither Acquiror nor Merger Sub has, or has any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.07          Brokers’ Fees. Except fees described on Schedule 5.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

5.08          SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)               Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since February 7, 2019 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(b)               Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)               Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)               There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)               Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)                As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.09          Business Activities; Absence of Changes.

(a)               Since its respective incorporation, neither Acquiror nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement.

(b)               Except for Merger Sub, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Contracts expressly contemplated hereby and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction that is, or could reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated herein, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)               Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)               As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby or as set forth on Schedule 5.09(d), neither Acquiror nor Merger Sub is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract (other than this Agreement and the Contracts expressly contemplated hereby and Contracts set forth on Schedule 5.09(d)).

(e)               As of the date hereof, there is no liability, debt or obligation of Acquiror or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet of Acquiror and Merger Sub (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the year ended December 31, 2019 as reported on Form 10-K or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the year ended December 31, 2019 as reported on Form 10-K in the ordinary course of the operation of business of Acquiror and its Subsidiaries, (iii) disclosed in the Schedules, including Schedule 5.09(d) and Schedule 5.09(e), or (iv) for professional fees and other Outstanding Acquiror Expenses, including with respect to legal and accounting advisors incurred by the Acquiror or its Subsidiaries in connection with the Transactions.

(f)                Neither Acquiror nor Merger Sub has any material Indebtedness.

(g)               Since the incorporation of Acquiror, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement.

5.10          Form S-4 and Proxy Statement/Prospectus. On the Effective Date, the Form S-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), on the date the Proxy Statement/Prospectus is first mailed to the Acquiror Stockholders and the Company Stockholders, and at the time of the Acquiror Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

5.11          No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and each of their respective directors, officers, employees, stockholders, partners, members and representatives, acknowledges and agrees that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.12          Tax Matters.

(a)               All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)               All material amounts of Taxes due and owing by Acquiror and its Subsidiaries have been paid.

(c)               There are no material written Tax deficiencies outstanding, proposed or assessed against Acquiror or any of its Subsidiaries, nor has Acquiror or any of its Subsidiaries executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(d)               Neither Acquiror nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither Acquiror nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Acquiror, no such claims have been threatened.

(e)               Neither Acquiror nor any of its Subsidiaries has requested or entered into a closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement or similar agreement with any taxing authority that could reasonably be expected to affect the Taxes of Acquiror or any of its Subsidiaries after the Closing Date. Neither the Acquiror nor any of its Subsidiaries will be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or abatement arrangement (excluding, for the avoidance of doubt, any net operating loss) as a result of the Merger.

(f)                Neither Acquiror nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(g)               There are no Liens with respect to Taxes on any of the assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(h)               No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made by any Governmental Authority in a jurisdiction where Acquiror or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return.

(i)                 Neither Acquiror nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing outside of the ordinary course of business.

(j)                 Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Acquiror or any of its Subsidiaries or (ii) except pursuant to customary commercial provisions in a Commercial Contract, has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(k)               Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, or Tax indemnification agreements, other than pursuant to customary commercial provisions in a Commercial Contract. Neither the Acquiror nor its Subsidiaries has granted a power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(l)                 No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of Acquiror or any Subsidiary of Acquiror who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(m)             Neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither Acquiror nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

5.13          Capitalization.

(a)               The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof, (ii) 100,000,000 shares of Acquiror Pre-Transaction Common Stock, of which 23,000,000 shares are issued and outstanding as of the date hereof, (iii) 10,000,000 shares of Acquiror Pre-Transaction Sponsor Stock, of which 5,750,000 shares are issued and outstanding as of the date hereof, (iv) 7,666,666 Acquiror Warrants issued and outstanding as of the date hereof and (v) 4,600,000 Sponsor Warrants issued and outstanding as of the date hereof. All of the issued and outstanding shares of Acquiror Pre-Transaction Common Stock and Acquiror Pre-Transaction Sponsor Stock and all of the issued and outstanding Acquiror Warrants and Sponsor Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Stock held by the Sponsor.

(b)               Except for the Acquiror Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports or in the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Acquiror Stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Stock or any other equity interests of Acquiror.

(c)               The authorized equity interests of Merger Sub consist of 1,000 shares of common stock, of which 1,000 are issued and outstanding and owned by Acquiror as of the date of this Agreement. All of such issued and outstanding shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the Transactions, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Sub’s stockholders may vote. Except for this Agreement and the transactions contemplated hereby, Merger Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Merger Sub.

5.14          NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Pre-Transaction Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “RMG”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “RMG-WT”. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “RMG-UN”. Except as set forth on Schedule 5.14, Acquiror is in compliance with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Pre-Transaction Common Stock, Acquiror Warrants or Acquiror Units or terminate the listing of Acquiror Pre-Transaction Common Stock, Acquiror Warrants or Acquiror Units on the NYSE. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Pre-Transaction Common Stock, Acquiror Warrants or Acquiror Units under the Exchange Act except as contemplated by this Agreement.

Article VI
COVENANTS OF THE COMPANY

6.01          Conduct of Business. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to (or, in the case of the JV, shall use its reasonable best efforts through its participation in the management and control of the JV and exercise of its rights under the JV Agreement to cause the JV to), except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice, to preserve the goodwill and present business relationships (contractual or otherwise) with all customers, suppliers and others having material business relationships with it and to keep available the services of its current officers and key employees and (ii) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01 or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to (or, in the case of the JV, shall use its reasonable best efforts through its participation in the management and control of the JV and exercise of its rights under the JV Agreement to cause the JV not to), during the Interim Period, except as otherwise contemplated by this Agreement:

(a)               change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as provided in Section 6.08;

(b)               (i) make, declare or pay any dividend or distribution to the Company Stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c)               enter into, assume, assign, partially or completely amend or modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.12(a), any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(d)               sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of the Company or any of its Subsidiaries, except for sales or dispositions of obsolete or worthless assets or sales of items or materials in an amount not in excess of $1,000,000 in the aggregate, other than sales or leases of assets to customers in the ordinary course of business;

(e)               except as otherwise required by Law or existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice for any employee of the Company with annual base compensation less than $200,000, (ii) adopt, enter into or materially amend any Company Benefit Plan other than in the ordinary course of business with respect to annual renewals, (iii) grant or provide any material bonus, severance or termination payments or benefits to any employee or director of the Company or its Subsidiaries, except in connection with the promotion, hiring or firing of any employee (to the extent permitted by clause (iv) of this paragraph) in the ordinary course of business consistent with past practice, or (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with annual base compensation of less than $200,000 in the ordinary course of business consistent with past practice;

(f)                (i) fail to maintain its existence, (ii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or a controlling equity interest in, any corporation, partnership, association, joint venture or other business organization or division thereof, (iii) make any acquisition of any assets, business, equity interests or other properties in excess of $1,000,000 individually or $2,500,000 in the aggregate, (iv) sell, transfer, license, assign, fail to maintain or otherwise dispose of or encumber any of the material assets or Intellectual Property pertaining to the business of the Company or any of its Subsidiaries with a value in excess of $1,000,000, or acquire any assets in excess of $1,000,000, other than (A) non-exclusive licenses of Intellectual Property granted in the ordinary course of business (B) assignments of Intellectual Property developed in the course of providing engineering, development or similar services to any Subsidiary or customer of the Company, and (C) the expiration of Intellectual Property in accordance with the applicable statutory term, or (v) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(g)               make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror;

(h)               make any loans or advances to any Person, except for advances to employees or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(i)                 make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to any income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror and its Affiliates (including the Company and its Subsidiaries) after the Closing;

(j)                 take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(k)               enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to enter into a new line of business;

(l)                 (i) enter into, renew or amend in any material respect any Affiliate Agreement or (ii) make any change, waive, terminate or modify any agreement set forth on Schedule 6.01(l), including, in each case of clauses (i) and (ii), (A) the JV Agreement, (B) that certain letter agreement, dated as of August 11, 2020, delivered by the Company to, and accepted, acknowledged and agreed by BorgWarner Inc., HG Ventures LLC, Scott Beck, Open Door Venture Capital, LLC, Jonathan Kalikow, Paul Marsolan, Paul Marsolan 2018 Irrevocable Trust and Michael Patterson and (C) that certain Amended and Restated Investors’ Rights Agreement, dated as of May 6, 2019 (as amended, the “IRA”), by and among the Company and the Holders (as defined therein) party thereto;

(m)             waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $750,000 in the aggregate;

(n)               (i) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or (ii) amend, restate or modify any terms of or any agreement with respect to any outstanding Indebtedness;

(o)               make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(p)               voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage maintained with respect to the Company and its Subsidiaries and their assets and properties as of the date hereof; and

(q)               enter into any agreement to do any action prohibited under this Section 6.01.

6.02          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information that in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror, Merger Sub and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.03          HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

6.04          Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 6.04 to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or any of its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

6.05          No Acquiror Stock Transactions. From and after the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries or controlling Affiliates shall, directly or indirectly, engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use commercially reasonable efforts to require each of its Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

6.06               No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated February 11, 2019, and other SEC Reports, the Acquiror Organizational Documents and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination are not consummated by February 12, 2021 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company, on behalf of itself and its Affiliates, hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.06 shall survive the termination of this Agreement for any reason.

6.07                Proxy Solicitation; Other Actions.

(a)               The Company agrees to use commercially reasonable efforts to promptly provide Acquiror with such unaudited interim period financial information as is required to be included in the Proxy Statement/Prospectus. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advance notice, Acquiror and its counsel in connection with the drafting of the Proxy Statement/Prospectus and responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement/Prospectus of any required pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)               From and after the date on which the Proxy Statement/Prospectus is mailed to the Acquiror Stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case that is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause to promptly be made an amendment or supplement to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 6.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.08         Amendment to Company Certificate of Incorporation. Prior to the Closing Date, the Company shall amend and restate its Fourth Amended and Restated Certificate of Incorporation, in a form reasonably acceptable to Acquiror, to (a) amend the definition of “Liquidation Transaction” therein to include, for the avoidance of doubt, the Merger and (b) provide that upon the consummation of the Merger, the Merger Consideration shall be allocated among the Company Stockholders as provided in this Agreement (the “Company Charter Amendment”).

6.09          Exercise of Rights under the IRA. The Company shall exercise any rights available to it under the IRA to eliminate or defeat any claims for appraisal or dissenters’ rights made by any Company Stockholders party thereto.

Article VII
COVENANTS OF ACQUIROR AND MERGER SUB

7.01          HSR Act and Regulatory Approvals.

(a)               In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b)               Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)               Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d)               Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)               Subject to Section 3.07, each of the Company and Acquiror shall pay fifty percent (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

7.02          Indemnification and Insurance.

(a)               From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date hereof to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Company’s and its Subsidiaries’ current and former officers and directors that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date hereof and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 7.02.

(b)               For a period of six (6) years from the Effective Time, Acquiror shall cause the Surviving Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2019; provided, however, that (i) Acquiror or the Surviving Company may cause coverage to be extended under such current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c)               Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02.

7.03          Conduct of Acquiror During the Interim Period.

(a)               During the Interim Period, except as set forth on Schedule 7.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each of Acquiror and Merger Sub shall not, and each shall not permit any of its Subsidiaries to:

(i)                 change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the certificate of incorporation or bylaws of Merger Sub;

(ii)              (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror or Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror or Merger Sub; or (C) other than in connection with the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or Merger Sub;

(iii)            make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to any income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror, the Company, the Surviving Company or their respective Affiliates and Subsidiaries after the Closing;

(iv)           take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(v)            other than in connection with any PIPE Investment, enter into, renew or amend in any material respect any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi)           waive, release, compromise, settle or satisfy any pending or threatened material Action or compromise or settle any material liability;

(vii)           incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii)          incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than such material liabilities, debts or obligations as are (A) expressly contemplated by this Agreement, including those incurred or arising under the Contracts set forth on Schedule 5.07 or Schedule 5.09(d), or (B) incurred in support of the Transactions; or

(ix)            other than in connection with any PIPE Investment, (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b)               During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to, comply with and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

7.04          Trust Account and Other Closing Payments. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the net proceeds of any PIPE Investment, if any, to be applied, in each case, for the following: (a) the redemption of any shares of Acquiror Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.07; and (c) the balance of the assets in the Trust Account and net proceeds of any PIPE Investment, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror or the Surviving Company.

7.05         Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate to cause (a) all of the members of the Acquiror Board to resign effective as of the Closing, unless such member of the Acquiror Board is included on Schedule 7.05(a), (b) the number of directors constituting the Acquiror Board to be such number as is specified on Schedule 7.05(b) and (c) the individuals set forth on Schedule 7.05(c) to be elected as members of the Acquiror Board, effective as of the Closing. Except as otherwise specified in writing by the Company to Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror and the Acquiror Board shall take all actions necessary or appropriate to cause (i) all of the officers of Acquiror to resign effective as of the Closing and (ii) the individuals set forth on Schedule 7.05(d) to have been appointed as the officers of Acquiror in the positions specified opposite such individual’s names on Schedule 7.05(d), effective as of the Closing.

7.06          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or any of its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information that in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror and Merger Sub shall, and shall cause their Subsidiaries to, afford to the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and Merger Sub and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror and Merger Sub that are in the possession of Acquiror or Merger Sub, as such Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.07          Stock Exchange Listing.

(a)               From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure that Acquiror remains listed as a public company on an Approved Stock Exchange.

(b)               Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Merger and the Acquiror Common Stock underlying the Exchanged Options and Exchanged Warrants to be approved for listing on the NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

7.08          Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.09         PIPE Investment. The Company shall reasonably cooperate and provide reasonable assistance and information (subject to the terms, conditions and limitations in Section 6.02 herein) as reasonably requested by Acquiror in connection with any PIPE Investment. None of Acquiror, Merger Sub or any of their respective Affiliates or Subsidiaries shall enter into or consummate a PIPE Investment without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

7.10          Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt, a management incentive equity plan in such form as may be mutually agreed by Acquiror to the Company (the “LTIP”).

7.11          Employee Matters.

(a)               From the Effective Time and for a period of no less than 12 months thereafter (the “Continuation Period”), Acquiror shall cause the Surviving Company (or its Subsidiaries, as appropriate) to provide to each employee of the Surviving Company and its Subsidiaries as of the Effective Time (each such an employee, a “Covered Employee”), for so long as such Covered Employee continues to be employed during such period by the Surviving Company or any of its Subsidiaries, with (i) a base salary or base wage rate and cash incentive compensation opportunities, in each case, that are no less favorable than the base salary or base wage rate and cash incentive compensation opportunities provided to such Covered Employee immediately prior to the Effective Time and (ii) other compensation and employee benefits (excluding equity compensation and long-term incentives) that are, in the aggregate, no less favorable than those provided to such Covered Employee immediately prior to the Effective Time. Without limiting the immediately preceding sentence, Acquiror shall cause the Surviving Company (or its Subsidiaries, as appropriate) to provide to each Covered Employee whose employment is terminated during the Continuation Period with severance benefits equal to the severance benefits for which such Covered Employee was eligible immediately prior to the Closing under the applicable written Company Benefit Plan, if any, that is listed in Schedule 4.13(a), determined (A) without taking into account any reduction after the Closing in compensation paid to such Covered Employee and (B) taking into account each Covered Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Acquiror and its Affiliates.

(b)               As of the Effective Time and thereafter, Acquiror shall, and shall cause the Surviving Company to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Covered Employees under the applicable health and welfare benefits plan of Acquiror or any of its Affiliates (except to the extent applicable under Company Benefit Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to the Covered Employees to the extent such evidence of insurability requirements were not applicable to the Covered Employees under the Company Benefit Plans immediately prior to the Effective Time, (iii) credit each Covered Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Acquiror or any of its Affiliates and (iv) recognize all service of each Covered Employee with the Company and its Subsidiaries for all purposes in any employee benefit plan of Acquiror and its Affiliates in which such Covered Employee is eligible to participate to the same extent that such service was taken into account under the Company Benefit Plans prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

(c)               Parent shall, or shall cause the Surviving Company to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Company Benefit Plans may be modified or terminated from time to time in accordance with their terms or with the consent of the applicant participant(s) therein.

(d)               The provisions of this Section 7.11 are for the sole benefit of the parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any current, former or retired employee, officer, non-employee director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, Acquiror or any of its Affiliates, or, on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.11) under or by reason of any provision of this Agreement, including any rights to continued employment or service with Acquiror, the Surviving Company or any of their Subsidiaries. Notwithstanding anything in this Section 7.11 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan maintained by the Company or any of its Subsidiaries, or any employee benefit plan maintained by Acquiror or any of its Subsidiaries or, on or after the Effective Time, the Surviving Company or any of its Subsidiaries, or shall limit the right of Acquiror to amend, terminate or otherwise modify any Company Benefit Plan or employee benefit plan maintained by Acquiror, the Surviving Company or any of their Subsidiaries following the Effective Time. Nothing contained herein shall be construed as requiring Acquiror or the Surviving Company to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

7.12          Amendments to Acquiror Organizational Documents. On the Closing Date, Acquiror shall amend and restate, effective as of immediately prior to the Effective Time, its amended and restated certificate of incorporation and bylaws, respectively, in the forms of (a) the Second Amended and Restated Certificate of Incorporation of Acquiror, substantially in the form attached hereto as Exhibit E-1 (the “Acquiror A&R Certificate of Incorporation”), which provides, among other things, (i) a single class of Acquiror Common Stock and (ii) an increase in the number of Acquiror’s authorized shares of Acquiror Common Stock, and (b) the Amended and Restated Bylaws of Acquiror, substantially in the form attached hereto as Exhibit E-2 (the “Acquiror A&R Bylaws”).

7.13         Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of the Surviving Company following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Article VIII
JOINT COVENANTS

8.01          Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby; (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Merger, including any required approvals of parties to material Contracts with the Company or its Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, the Company or the Company’s Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise in connection with the consummation of the Merger.

8.02         Preparation of Form S-4 & Proxy Statement/Prospectus; Acquiror Meeting; Company Stockholders’ Written Consent.

(a)               As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Acquiror shall use reasonable best efforts to file, or cause to be filed, with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the Acquiror Meeting with respect to the Proposals (as defined below) and a consent solicitation statement with respect to the solicitation of the Requisite Company Approval). Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus. Promptly after the Form S-4 is declared effective under the Securities Act, Acquiror will cause the Proxy Statement/Prospectus to be mailed to Acquiror Stockholders.

(b)               Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement filed in response thereto. If either Acquiror or the Company becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other and (ii) Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other party with copies of any written comments, and shall inform such other party of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of Acquiror and the Company shall use reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c)               Acquiror shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Acquiror agrees to include provisions in the Proxy Statement, and to take reasonable action related thereto, with respect to (i) the approval of the Acquiror A&R Certificate of Incorporation (the “Amendment Proposal”), (ii) the adoption and approval of this Agreement and the Merger (the “Transaction Proposal”), (iii) the election of directors effective as of the Closing (the “Director Election Proposal”), (iv) the approval of the LTIP effective as of the Closing (the “Equity Plan Proposal”), (v) the approval of the issuance of the Per Share Merger Consideration (the “Issuance Proposal”), and (vi) the approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Amendment Proposal, the Transaction Proposal, the Director Election Proposal, the Equity Plan Proposal and the Issuance Proposal, collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) that Acquiror shall propose to be acted on by Acquiror Stockholders at the Acquiror Meeting.

(d)                The Company shall solicit the Requisite Company Approval via written consent as soon as practicable after the Form S-4 is declared effective under the Securities Act. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for determining the Company Stockholders entitled to provide such written consent; (ii) cause the Proxy Statement/Prospectus to be disseminated to the Company Stockholders in compliance with applicable Law, including the DGCL; and (iii) solicit written consents from the Company Stockholders to give the Requisite Company Approval. The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Requisite Company Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL and deliver to the stockholders entitled thereto the notice required by Section 262(d)(2) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Requisite Company Approval in accordance with this Section 8.02(d) shall not be limited or otherwise affected by any development, including the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal, or by any Change in Company Board Recommendation.

(e)               Acquiror shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Acquiror Meeting in accordance with the DGCL for a date no later than fifteen (15) days following the SEC Clearance Date and (iii) solicit proxies from the holders of Acquiror Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to Acquiror Stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 8.02(e), if on a date for which the Acquiror Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Acquiror Meeting, provided that the Acquiror Meeting (x) is not postponed or adjourned to a date that is more than forty-five (45) days after the date for which the Acquiror Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Termination Date.

8.03          Company Exclusivity.

(a)               During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror, Merger Sub and/or any of their Affiliates) concerning any Acquisition Transaction. Notwithstanding anything to the contrary in this Agreement, the Company may (i) seek to clarify and understand the terms and conditions of any bona fide, unsolicited written Acquisition Proposal made by any person or group after the date hereof that did not result from a material breach of this Agreement to determine whether such Acquisition Proposal constitutes or would reasonably be likely to lead to a Superior Proposal, if consummated, if the Company Board (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal and (B) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law and (ii) inform any person or group making any bona fide, unsolicited written Acquisition Proposal of the provisions of this Section 8.03. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)               In addition to the obligations set forth in Section 8.03(a), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Acquiror of the receipt of any Acquisition Proposal. Such notice to Acquiror shall indicate the material terms and conditions of such Acquisition Proposal, including copies of any written Acquisition Proposal (provided, that such notice need not include the identity (or other identifying information) of the person making the Acquisition Proposal). The Company shall thereafter keep Acquiror reasonably informed as promptly as practicable (and in any event within twenty-four (24) hours) of any material developments affecting the terms and conditions of any such Acquisition Proposal.

(c)               Except as set forth in Section 8.03(d), neither the Company Board nor any committee thereof shall: (i) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus when disseminated to the Company Stockholders (and at all times thereafter prior to receipt of the Company Stockholder Approval); (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case in a manner adverse to Acquiror or Merger Sub, the Company Board Recommendation; (iii) adopt, approve, recommend or declare advisable any Acquisition Proposal (other than those relating to the Merger); or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to herein as a “Change in Company Board Recommendation”).

(d)               Notwithstanding any provision of Section 8.03(c), at any time prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may: (i) make a Change in Company Board Recommendation in connection with a Company Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided that if the Company Intervening Event relates to the receipt of a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of this Agreement, the Company Board also determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; provided, further, that prior to making any such Change in Company Board Recommendation, (A) the Company shall provide Acquiror with written notice of its intention to take such action at least three (3) Business Days in advance of taking such action, specifying the reasons for the Company Board’s intention (it being understood that any material development with respect to a Company Intervening Event shall require a new notice), (B) the Company shall and shall direct its Representatives to negotiate in good faith with Acquiror during such three (3) Business Day period, to the extent Acquiror wishes to negotiate, to enable Acquiror to propose revisions or modifications to the terms of this Agreement such that it would permit the Company Board not to make a Change in Company Board Recommendation pursuant to this Section 8.03(d) and (C) at the end of such three (3) Business Day period, the Company Board shall consider in good faith any revisions or modifications to the terms of this Agreement proposed in writing by Acquiror, and determine in good faith, after consultation with its outside legal counsel and taking into account such revisions or modifications, whether the Company Board’s failure to make a Change in Company Board Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law; provided that if the Change in Company Board Recommendation relates to the receipt of a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of this Agreement, the Company Board also determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account such revisions and modifications to this Agreement by the Acquiror. Notwithstanding the foregoing, the Company’s obligation to solicit written consents from the Company Stockholders to give the Requisite Company Approval in accordance with Section 8.02(d) shall not be limited or otherwise affected by any Change in Company Board Recommendation.

8.04          Acquiror Exclusivity.

(a)               During the Interim Period, neither Acquiror nor Merger Sub shall take, nor shall they permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and/or any of its Affiliates), concerning, relating to or which is intended to give rise to or result in, any offer, inquiry, proposal or indication of interest, whether written or oral, relating to any Business Combination other than with the Company, the Company Stockholders and their respective Affiliates and Representatives (a “Business Combination Proposal”). Each of Acquiror and Merger Sub shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to a Business Combination Proposal.

(b)               Except as set forth in Section 8.04(c), neither the Acquiror Board nor any committee thereof shall: (i) fail to include the Acquiror Board Recommendation in the Proxy Statement/Prospectus when disseminated to the Acquiror Stockholders (and at all times thereafter prior to receipt of the Acquiror Stockholder Approval); (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case in a manner adverse to the Company, the Acquiror Board Recommendation; or (iii) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iii) being referred to herein as a “Change in Acquiror Board Recommendation”).

(c)               Notwithstanding any provision of Section 8.04(b), at any time prior to the receipt of the Acquiror Stockholder Approval, but not after, the Acquiror Board may: (i) make a Change in Acquiror Board Recommendation in connection with an Acquiror Intervening Event if the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that prior to making such Change in Acquiror Board Recommendation, (A) Acquiror shall provide the Company with written notice of its intention to take such action at least three (3) Business Days in advance of taking such action, specifying the reasons for the Acquiror Board’s intention (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice), (B) Acquiror shall and shall direct its Representatives to negotiate in good faith with the Company during such three (3) Business Day period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions or modifications to the terms of this Agreement such that it would permit the Acquiror Board not to make a Change in Acquiror Board Recommendation pursuant to this Section 8.03(b) and (C) at the end of such three (3) Business Day period, the Acquiror Board shall consider in good faith any revisions or modifications to the terms of this Agreement proposed in writing by the Company, and determine in good faith, after consultation with its outside legal counsel and taking into account such revisions or modifications, whether the Acquiror Board’s failure to make a Change in Acquiror Board Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law.

(d)               Nothing contained in this Section 8.04 shall prohibit Acquiror or the Acquiror Board or any committee thereof from: (i) taking and disclosing to the stockholders of Acquiror a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); (ii) making any disclosure to the Acquiror Stockholders if the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; or (iii) making any “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to its stockholders).

8.05          Tax Matters.

(a)               Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger and the other transactions contemplated hereby shall be borne by the Surviving Company. The Surviving Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and shall timely pay (or cause to be timely paid) to the applicable Governmental Authority such Taxes. The parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Taxes.

(b)               Reorganization Treatment.

(i)                 Acquiror, Merger Sub and the Company intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Acquiror, Merger Sub and the Company shall, and shall cause its respective Affiliates to, use its reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment unless required to do so by applicable Law or as required in good faith to settle a dispute with a Governmental Authority. Each of the parties hereto agrees to promptly notify all other parties hereto of any challenge to the Intended Tax Treatment by any Governmental Authority.

(ii)              The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c)               FIRPTA Certificate. At or prior to the Closing, the Company shall have delivered to Acquiror a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2) certifying that the Company has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the five (5)-year prior ending on the Closing Date and notifying the U.S. Internal Revenue Service of the same, in a form reasonably acceptable to Acquiror.

8.06          Confidentiality; Publicity.

(a)               Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby are subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b)               None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party prior to announcement or issuance; provided, however, that, each party hereto and its Affiliates may make non-public announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers, employees, direct and indirect limited partners and investors without the consent of any other party hereto; and provided, further, that, subject to Section 6.02 and this Section 8.06, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

8.07          R&W Insurance Policy. Prior to the Closing, Acquiror may, in its sole discretion and at its sole cost and expense, obtain and bind a representation and warranty insurance policy (the “R&W Insurance Policy”) with respect to the representations and warranties of the Company in Article IV. The Company shall, and shall cause its Affiliates and Representatives to, cooperate with, and provide assistance to, Acquiror as it may reasonably request in its efforts to obtain the R&W Insurance Policy.

8.08          Post-Closing Cooperation; Further Assurances. Following the Closing, each party hereto shall, on the request of any other party hereto, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Article IX
CONDITIONS TO OBLIGATIONS

9.01          Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)               All necessary permits, approvals, clearances, and consents of or filings with any Regulatory Consent Authorities shall have been procured or made, as applicable.

(b)               There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)              The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d)               Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer and prior to the Merger.

(e)               The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4 and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(f)                The Requisite Company Approval shall have been obtained.

(g)               The Acquiror Stockholder Approval shall have been obtained.

9.02          Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)               Representations and Warranties.

(i)              Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.06(d) (Capitalization), and Section 4.16 (Brokers’ Fees) (collectively, the “Company Specified Representations”), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)              The representations and warranties of the Company contained in Sections 4.06(a), (b), (c), (e) and (f) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(iii)            The representations and warranties of the Company contained in Section 4.01(b) (Due Incorporation) and Section 4.20(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iv)           Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations and the representations and warranties contained in Section 4.01(b) (Due Incorporation), Sections 4.06(a), (b), (c), (e) and (f) (Capitalization), and Section 4.20(a) (No Material Adverse Effect)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)               Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)               The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)               All directors of the Company (other than those listed on Schedule 2.05) shall have executed and delivered to Acquiror letters of resignation resigning from their positions as directors of the Company.

9.03          Conditions to the Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)               Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror contained in Section 5.13 (Capitalization)) (without giving effect to any materiality qualification therein) shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b)               The representations and warranties of Acquiror and Merger Sub contained in Section 5.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(c)               Each of the covenants of Acquiror and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)               The Acquiror A&R Certificate of Incorporation, substantially in the form attached hereto as Exhibit E-1, shall have been filed with the Secretary of State of the State of Delaware and Acquiror shall have adopted the Acquiror A&R Bylaws, substantially in the form attached hereto as Exhibit E-2.

(e)               Acquiror shall have executed and delivered the Registration Rights Agreement.

(f)                Acquiror shall have executed and delivered the Stockholders’ Agreement.

(g)               Each of the covenants of each Sponsor required under such Sponsor’s Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(h)               The Acquiror Common Stock comprising part of the Merger Consideration to be issued pursuant to this Agreement and the Acquiror Common Stock underlying the Exchanged Options and the Exchanged Warrants shall have been approved for listing on an Approved Stock Exchange, subject only to official notice of issuance thereof.

(i)                 The Available Closing Date Cash shall be equal to or in excess of $150,000,000.00.

(j)                 Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a), Section 9.03(b), Section 9.03(c) and Section 9.03(h) have been fulfilled.

Article X
TERMINATION/EFFECTIVENESS

10.01      Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)               by written consent of the Company and Acquiror;

(b)               prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to forty-five (45) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the later of (A) February 12, 2021 and (B) to the extent Acquiror Stockholders duly approve a later date for completion of a Business Combination, such later date (the later of (A) and (B), the “Termination Date”), or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Acquiror’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)               prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.03(a), Section 9.03(b) or Section 9.03(c) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to forty-five (45) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d)               by written notice from Acquiror to the Company if the Requisite Company Approval has not been obtained within three (3) Business Days following the date that the Proxy Statement/Prospectus is disseminated by the Company to the Company Stockholders pursuant to Section 8.02; or

(e)               by written notice from either the Company or Acquiror to the other party if this Agreement shall fail to receive the Acquiror Stockholder Approval at the Acquiror Meeting (subject to any adjournment or recess of the meeting).

Any party hereto terminating this Agreement pursuant to this Section 10.01 shall give written notice of such termination to each other party hereto in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.

10.02      Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.14, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Section 6.06, this Section 10.02 and Sections 11.02, 11.03, 11.04, 11.05, 11.06, 11.13, 11.15 and 11.17 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI

MISCELLANEOUS

11.01      Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02      Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)               If to Acquiror, Merger Sub or the Surviving Company, to:

RMG Acquisition Corp.

50 West Street, Suite 40 C

New York, New York 10006

Attn: Philip Kassin

E-mail: pkassin@rmginvestments.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: David S. Allinson; Ryan J. Maierson

E-mail: david.allinson@lw.com; ryan.maierson@lw.com

(b)               If to the Company, to:

Romeo Systems, Inc.

4380 Ayers Avenue

Vernon, California 90058

Attention: Lionel Selwood, Jr.

E-mail: lionel@romeopower.com

and with a copy to:

Paul Hastings LLP

1999 Avenue of the Stars

Los Angeles, California 90067

Attention: David M. Hernand

E-mail: davidhernand@paulhastings.com

or to such other address or addresses as the parties hereto may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 6.01, an email from Philip Kassin expressly consenting to the matter or action in question will suffice.

11.03      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations (if any). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the current and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties hereto, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.15 and 11.16.

11.05      Expenses. Except as otherwise provided herein (including Section 3.07, Section 7.01(e) and Section 10.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants.

11.06      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07      Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08      Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

11.09      Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Sponsor Agreement and that certain Mutual Nondisclosure Agreement, dated as of March 10, 2020, by and between the Company and Acquiror (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10      Amendments. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties hereto shall not restrict the ability of the board of directors of any of the parties hereto to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10 or to waive any term or condition hereof pursuant to Section 11.01, and the parties hereto may amend or terminate this Agreement (or waive any term or condition hereof) in accordance with the terms of this Agreement whether before or after the approval of this Agreement by the stockholders of any party hereto.

11.11      Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any such party.

11.12      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the parties hereto.

11.13      Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.14      Enforcement. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) each party hereto shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such injunction.

11.15      Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror and Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.16      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing, and (b) this Article XI. Notwithstanding anything to the contrary herein, nothing herein shall restrict any Action or liability in the case of Fraud.

11.17      Acknowledgements.

(a)               Each party hereto acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties hereto (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties hereto (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub in connection with the transactions contemplated hereby; (iv) except for the Company Representations by the Company and the Acquiror Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any such party’s Subsidiaries) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Representations by Acquiror and Merger Sub.

(b)               Effective upon Closing, each party hereto waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it may have against any other party hereto or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any party hereto or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each party hereto acknowledges and agrees that it will not assert, institute or maintain any Action, suit, Claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.17. Notwithstanding anything herein to the contrary, nothing in this Section 11.17(b) shall preclude any party hereto from seeking any remedy for Fraud. Each party hereto shall have the right to enforce this Section 11.17 on behalf of any Person that would be benefitted or protected by this Section 11.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 11.17 shall limit, modify, restrict or operate as a waiver with respect to any rights any party hereto may have under any written agreement entered into in connection with the transactions contemplated hereby, including the Stockholders’ Agreement, the Registration Rights Agreement and the Sponsor Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

RMG ACQUISITION CORP.

By:	/s/ Philip Kassin
Name: Philip Kassin
Title: President

RMG MERGER SUB, INC.

By:	/s/ D. James Carpenter
Name: D. James Carpenter
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

ROMEO SYSTEMS, INC.

By:	/s/ Lionel Selwood, Jr.
Name: Lionel Selwood, Jr.
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]